Exhibit F
Execution Copy
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF OTHER THAN (A) IN ACCORDANCE WITH THE TERMS HEREOF AND (B) PURSUANT TO THE SECURITIES ACT OF 1933 OR UNDER AN AVAILABLE EXEMPTION FROM REGISTRATION; PROVIDED THAT IF THE TRANSFER IS PURSUANT TO AN EXEMPTION FROM REGISTRATION, DEBTOR MAY REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO DEBTOR THAT SUCH REGISTRATION IS NOT REQUIRED.
SECOND AMENDED AND RESTATED PROMISSORY NOTE
$26,244,037.31
April 21, 2009
     FOR VALUE RECEIVED, CBay Inc., a Delaware corporation (“Debtor”), promises to pay to the order of Koninklijke Philips Electronics N.V. or its permitted assigns (“Lender”), the principal sum of TWENTY-SIX MILLION TWO HUNDRED FORTY-FOUR THOUSAND THIRTY-SEVEN DOLLARS AND THIRTY-ONE CENTS ($26,244,037.31) and to pay interest on the outstanding principal of this Promissory Note (the “Note”), in accordance with Section 2 of this Note. This Note amends and restates in its entirety the Amended and Restated Promissory Note, dated November 4, 2008, issued by Debtor and CBaySystems Holdings Limited to Lender in an aggregate principal amount of $26,244,037.31 (the “Original Note”).
     1. Maturity. Debtor shall repay the unpaid principal in full, together with all accrued and unpaid interest thereon, on September 30, 2009 (the “Repayment Date”). All payments under this Note shall be paid in United States dollars in immediately available funds and shall be applied first against accrued and unpaid interest, then against principal.
     2. Interest. Interest shall accrue and be payable in arrears on the unpaid principal balance of this Note on the Repayment Date, commencing on August 6, 2008 and continuing until repayment of this Note, in full, at the following rates: until November 4, 2008, at the rate of 1.67% per annum, between November 4, 2008 and February 4, 2009 at the rate of 6.00% per annum, and thereafter at the rate of 10.00% per annum, in each case calculated on the basis of a 365-day year and actual days elapsed.
     3. Optional Prepayment. Debtor may prepay, in whole or in part, at any time, without premium or prepayment penalty, any unpaid principal balance or accrued and unpaid interest (to, but not including, the date of such prepayment) prior to the Repayment Date. All payments hereunder shall be credited first to accrued but unpaid interest, and then to principal.
     4. Mandatory Repayment. Not later than three business days following Debtor’s receipt of a cash dividend on the common stock of MedQuist, Inc., a New Jersey corporation (“MedQuist”), in respect of common stock, no par value, of MedQuist owned by Debtor as of the issuance date of the Original Note (each such cash dividend, a “MedQuist Dividend”), Debtor shall apply such MedQuist Dividend to repay all or a portion of any unpaid principal balance or accrued and unpaid interest payable to Lender hereunder in an amount equal to the lesser of:
(a) such MedQuist Dividend; and
(b) the unpaid principal balance of this Note, plus all accrued and unpaid interest thereon (to, but not including, the date of such repayment), as of the date of such repayment
(any such amount, a “Mandatory Repayment Amount”), without premium or penalty. All payments hereunder shall be credited first to accrued but unpaid interest, and then to principal.
     5. Change of Control Event. If a Change of Control Event (as defined below) occurs, Lender may, at its option, exercised by delivering written notice to Debtor, accelerate repayment of this Note, in which case the principal amount outstanding under this Note and all interest accrued and unpaid thereon shall be due and payable immediately. For purposes of this Note, the term “Change of Control Event” means either (i) the sale of all or substantially all of the assets of Guarantor (as defined below) to any Person other than an affiliate of Guarantor or of S.A.C. Private Capital Group, LLC or (ii) a sale or other transfer of ordinary shares of Guarantor by S.A.C. PEI CB Investment, L.P. (“Investor”) if Investor and its affiliates would, as a result of such transfer, collectively beneficially own less than 90% of the number of ordinary shares of Guarantor that Investor beneficially owns at the date of issuance of this Note (as adjusted for any combinations or subdivisions of Guarantor’s ordinary shares and the payment of any dividends thereon in the form of Guarantor’s ordinary shares); provided, that Debtor shall provide written notice to Lender of such Change of Control Event promptly, and in no event less than 5 business days prior to such Change of Control Event; provided, further, that a merger or business combination shall not be taken into consideration in determining whether a Change of Control Event has occurred if at least 90% of the value of the consideration received by Investor in such transaction is in the form of equity interests in the surviving entity.
     6. Default. For purposes of this Note, the term “default” shall mean any of the following:
(a) The failure by Debtor to pay, for 5 business days, any principal or interest due and payable on this Note, whether upon mandatory repayment or otherwise;
(b) Debtor shall (i) make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, (ii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (iii) have had any such petition or application filed or any such proceeding commenced against it that is not dismissed within 60 days, (iv) formally consent to approve any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or (v) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 60 days or more; or
(c) Debtor shall adopt a plan of liquidation or dissolution, or the certificate of incorporation of Debtor shall expire or be revoked.
Upon each such default, Lender may, at its option, exercised by delivering written notice to Debtor, accelerate repayment of this Note, in which case the principal amount outstanding under this Note and all interest accrued thereon shall be due and payable immediately; provided, that if there shall occur a default described in subparagraph (c), the entire unpaid balance of principal with interest accrued thereon shall be immediately due and payable without any action by Lender.
7. Representations and Warranties of Debtor.
(a) Debtor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Note and consummate the transactions contemplated hereby. This Note has been duly authorized, executed and delivered by Debtor and constitutes a legal, valid and binding obligation of Debtor, enforceable against Debtor in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.
(b) Except for this Note, the Convertible Notes (as defined in the Stock Purchase Agreement, dated as of May 21, 2008, by and among Guarantor, Debtor and Lender (the “Stock Purchase Agreement”) and any intercompany note between Guarantor and Debtor that is subordinated to this Note and the Convertible Note and will not be repaid in whole or in part until after this Note is repaid in full, Debtor on the date hereof has no (i) indebtedness for borrowed money, whether contingent, current or funded, secured or unsecured, (ii) indebtedness that is evidenced by a note, bond, debenture, draft, bankers’ acceptance, letter of credit or similar instrument, (iii) material liabilities or obligations for the deferred purchase price of property or services, (iv) capitalized lease obligations, or (v) guarantees of any of the foregoing of another person (other than guarantees with respect to obligations under (A) the Loan and Security Agreement, dated as of July 21, 2004, by and between CBay Systems, Ltd. and K Bank, as amended and/or modified from time to time, (B) the Loan and Security Agreement, dated as of May 17, 2006, by and between Mirrus Systems, Inc. and K Bank, as amended and/or modified from time to time, and (C) the Rupee Loan Agreement, made as of March 20, 2006, between CBay Systems Private Ltd. and Export-Import Bank of India).
8. Guarantee.
(a) CBaySystems Holdings Limited, a British Virgin Islands company and the direct parent of Debtor (“Guarantor”), hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to Lender, the performance by Debtor of all of Debtor’s obligations under this Note, including, but not limited to, the full and punctual payment of any and all present and future amounts under this Note, whether absolute or contingent, whether at the Repayment Date or by acceleration, optional prepayment, mandatory repayment or otherwise, of the principal of and interest on this Note (collectively, the “Guarantor Obligations”).
(b) Guarantor waives presentation to, demand of payment from and protest to Debtor of any of the Guarantor Obligations and also waives notice of protest for nonpayment. Guarantor waives (to the extent permitted by law) notice of any default under this Note or the Guarantor Obligations. Guarantor further agrees that its guarantee herein (the “Guarantee”) constitutes a continuing guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by Lender to any security held for payment of the Guarantor Obligations.
(c) Except as set forth in Section 8(h) of this Note, the obligations of Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, irregularity, illegality or unenforceability of this Note or the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the Guarantor Obligations shall not be discharged or impaired or otherwise affected by (i) the failure of Lender to assert any claim or demand or to enforce any right or remedy against Debtor or any other Person under this Note or any other agreement executed or delivered in connection with this Note; (ii) any extension or renewal of this Note or any other agreement executed or delivered in connection with this Note; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Note or any other agreement executed or delivered in connection with this Note; (iv) any change in the ownership of Debtor or Guarantor; (v)  any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations, (vi) the power, authority or capacity of Debtor, (vii) the recovery of any judgment against Debtor or any action to enforce the same, or (viii)  any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Guarantor or would otherwise operate as a discharge of Guarantor as a matter of law or equity.
(d) Until the payment of the Guarantor Obligations in full, Guarantor shall not exercise any right of subrogation in relation to payments made by Guarantor pursuant to this Guarantee. If Lender in its sole discretion elects to give notice of any action in relation to the Collateral to the Guarantor, 5 business days’ prior written notice to Guarantor shall be reasonable notice of any matters contained in such notice.
(e) Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or Guarantor is released from its Guarantee in compliance with Section 8(h) of this Note. Guarantor further agrees that its obligations hereunder shall not be delayed or restrained upon the commencement of any voluntary or involuntary bankruptcy or insolvency proceedings in relation to Debtor or any of its property whether or not any collection, enforcement or other action against

Debtor or any of its property is stayed or enjoined. If at any time any payment of any portion of the Guarantor Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Debtor or otherwise, Guarantor’s obligations hereunder in relation to such payment shall be reinstated at such time as though such payment had not been made.
(f) In furtherance of the foregoing and not in limitation of any other right which Lender has at law or in equity against Guarantor by virtue hereof, upon the failure of Debtor to pay any of the Guarantor Obligations when and as the same shall become due, whether at the Repayment Date or by acceleration, optional prepayment, mandatory repayment or otherwise, Guarantor hereby promises to and will, upon receipt of written demand by Lender, forthwith pay, or cause to be paid, in cash, to Lender an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to Debtor or Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).
(g) Guarantor further agrees that, as between Guarantor, on the one hand, and Lender, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as (and to the extent) provided in this Note for the purposes of the Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by Guarantor for the purposes of this Guarantee.
(h) Guarantor shall automatically be released from all of its obligations under this Note upon payment in full of all principal and accrued and unpaid interest due under this Note in accordance with its terms.
(i) Guarantor shall pay all costs, fees and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in collecting or enforcing Guarantor’s obligations hereunder.
(j) Guarantor’s liability hereunder is independent of any other guarantees or other obligations at any time in effect in relation to the Guarantor Obligations or the Stock Purchase Agreement, and such liability hereunder may be enforced regardless of the existence, validity, enforcement or non enforcement of any such other guarantees or obligations. Lender shall have no obligation to disclose or discuss with Guarantor its assessment of the financial condition of Debtor.
(k) No failure on the part of Lender to exercise, and no delay in exercising, any right, remedy or power under the Guarantee shall operate as a waiver thereof.

9. Security.
(a) Collateral. The due and punctual payment of the principal of, and interest on, this Note and the Guarantee when and as the same shall be due and payable, whether at maturity or by acceleration, optional prepayment, mandatory repayment or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on this Note and the Guarantee and performance of all other obligations of Debtor and Guarantor hereunder shall be secured by first-priority Liens and security interests in (i) all shares of MedQuist common stock and (ii) all cash received as a MedQuist Dividend, in each case now owned or hereafter acquired by Debtor (such cash and shares, the “Collateral”).
(b) Further Assurances.
(i) At Lender’s request, Debtor and Guarantor shall, at their sole expense, do all acts which may be reasonably necessary to confirm that Lender holds duly created, enforceable and perfected first-priority Liens and security interests in the Collateral; provided, that perfection shall not apply to Collateral specifically requiring perfection through control agreements (including deposit accounts or securities accounts).
(ii) At Lender’s request, Debtor and Guarantor shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions, which may be necessary to assure, perfect, transfer and confirm the Liens, benefits, property and rights conveyed by this Note, including with respect to after-acquired Collateral; provided, that perfection shall not apply to Collateral specifically requiring perfection through control agreements (including deposit accounts or securities accounts).
(c) Impairment of Security Interest. Neither Debtor nor Guarantor shall take or omit to take any action which would adversely affect in a material respect or impair the Liens in favor of Lender with respect to the Collateral. Neither Debtor nor Guarantor shall enter into any agreement that requires the proceeds received from any sale of Collateral to be applied, in priority or in parity with this Note, to repay, redeem, defease or otherwise acquire or retire any indebtedness of any Person.
(d) Maintenance of Collateral. Debtor and Guarantor shall maintain the Collateral in good, safe and insurable condition and do all other acts as may be reasonably necessary or appropriate to maintain and preserve the Collateral, except where the failure to maintain such Collateral would not reasonably be expected to have a material adverse effect on the Collateral, taken as a whole.
(e) Release of Liens on the Collateral. The Liens on the Collateral will be released with respect to this Note and the Guarantee:

(i) in whole, upon payment in full of the unpaid principal, together with all accrued and unpaid interest thereon, of this Note; or
(ii) with the consent of Lender.
Upon compliance by Debtor with the conditions precedent set forth above, Lender shall promptly cause to be released and reconveyed to Debtor the released Collateral and execute and deliver to Debtor such documents as Debtor shall reasonably request to evidence such termination.
(f)	Pledged Stock.
(i) If Lender elects to exercise any of its rights with respect to the shares of MedQuist common stock pledged as part of the Collateral (the “Pledged Stock”), it shall provide prior written notice to Debtor. Unless a default shall have occurred and be continuing and Lender shall have given notice to Debtor of Lender’s intent to exercise its corresponding rights pursuant to Section 9(f)(ii) of this Note, Debtor shall be permitted to receive all cash dividends, payments or other proceeds paid in respect of such Pledged Stock and to exercise all voting and corporate or other organizational rights with respect to such Pledged Stock.
(ii) If a default shall occur and be continuing and Lender shall give notice of its intent to exercise such rights to Debtor, (i) Lender shall have the right to receive any and all cash dividends, payments or other proceeds paid in respect of the Pledged Stock and make application thereof to the unpaid principal balance of or accrued and unpaid interest on this Note, and (ii) any or all of the Pledged Stock shall be registered in the name of Lender or its nominee, and Lender or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to the Pledged Stock at any meeting of shareholders of MedQuist or any adjournment or postponement thereof or otherwise and (y) any other rights pertaining to the Pledged Stock as if it were the absolute owner thereof.
(iii) Notwithstanding anything to the contrary stated herein, Lender may not exercise any rights with respect to the Pledged Stock until 90 days after the date hereof.
(g)	Certain Definitions.
(i) “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
(ii) “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof or any other entity.

     10. Notices. Any notice or communication shall be in writing and delivered in person, sent by facsimile or delivered by commercial overnight courier service providing proof of delivery, addressed as follows:
If to Debtor:
CBay Inc.
2661 Riva Road
Building 1000, Fifth Floor
Annapolis MD 21401
Fax: (410) 266-9409
Attention: Raman Kumar
with copies (which shall not constitute notice) to:
Jones Day
77 West Wacker Drive
Chicago, Illinois 60601
Fax: (312) 782-8585
Attention: Phillip Stamatakos
and
Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars, 29th Floor
Los Angeles, CA 90067
Fax: (310) 407-7502
Attention: Daniel Clivner
If to Guarantor:
CBaySystems Holdings Limited
2661 Riva Road
Building 1000, Fifth Floor
Annapolis MD 21401
Fax: (410) 266-9409
Attention: Raman Kumar
with copies (which shall not constitute notice) to:
Jones Day
77 West Wacker Drive
Chicago, Illinois 60601
Fax: (312) 782-8585
Attention: Phillip Stamatakos
and

Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars, 29th Floor
Los Angeles, CA 90067
Fax: (310) 407-7502
Attention: Daniel Clivner
If to Lender:
Koninklijke Philips Electronics N.V.
Breitner Center HBT 18
Amstelplein 2, 1096 BC
P.O. Box 77900
1070 MX Amsterdam
The Netherlands
Fax: (31) 20 59 77300
Attention: James Nolan, Executive Vice President, Corporate Mergers & Acquisitions
with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Fax: (212) 558-3588
Attention: Neil T. Anderson
Debtor, Guarantor or Lender may, by written notice to the others, designate additional or different addresses for subsequent notices or communications. Any notice or communication shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if sent by facsimile; and one business day after sending if sent by commercial overnight courier service; provided, that a notice of change of address shall not be deemed to have been given until actually received by the addressee. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to Debtor shall be effective only upon receipt.
     11. Miscellaneous.
(a) Debtor hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of any security given from time to time for this Note, or other cause of release or discharge or defense to payment and performance of its obligations hereunder other than actual payment in full hereof.
(b) Any term of this Note may be amended or waived with the prior written consent of each party hereto. No party hereto shall be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by such party and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of Lender to exercise any right, whether before or after a default hereunder, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by Lender of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.
(c) Time is of the essence hereof. Upon any default hereunder, Lender may exercise all rights and remedies provided for herein and by law or equity or otherwise, including, but not limited to, the right to immediate payment in full of this Note.
(d) The remedies of Lender as provided herein, or any one or more of them, or in law or in equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together at Lender’s sole discretion and may be exercised as often as occasion therefor shall occur.
(e) If any provisions of this Note would require Debtor or Guarantor to pay interest hereon at a rate exceeding the highest rate allowed by applicable law, Debtor or Guarantor shall instead pay interest under this Note at the highest rate permitted by applicable law.
(f) This Note shall be governed by and construed in accordance with the laws of the State of New York.
(g) This Note shall be binding upon Debtor and Guarantor and their respective successors and assigns. This Note may not be assigned or transferred by any party hereto without the written consent of the other parties. Any purported assignment in violation of this section shall be null and void and of no force and effect.
(h) All payments (including prepayments) to be made by Debtor hereunder, whether on account of principal, interest or otherwise, shall be made without setoff or counterclaim.
(i) If any provision of this Note is held to be invalid, illegal, void or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be liberally construed in order to effect the provisions of this Note. It is hereby stipulated and declared to be the intention of Debtor and Lender that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
(j) This Note constitutes the entire understanding between Debtor and Lender with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

     12. Cancellation of Original Note. The parties hereto agree by their execution of this Note that the Original Note is canceled and no amounts are due thereunder.
[signature page follows]

     IN WITNESS WHEREOF, Debtor and Guarantor have executed this Note as of the date first above written.

CBAY INC.
By:
Name:
Title:

CBAYSYSTEMS HOLDINGS LIMITED
By:
Name:
Title:

Accepted and agreed as of the date first above written:

KONINKLIJKE PHILIPS ELECTRONICS N.V.

By:
Name: Title: